Exhibit 4.1

HASBRO, INC.
$425,000,000 6.125 % Notes due 2014
SECOND SUPPLEMENTAL INDENTURE
Dated as of May 13, 2009
to
Indenture Dated as of March 15, 2000
THE BANK OF NOVA SCOTIA TRUST COMPANY OF NEW YORK
Trustee

          This SECOND SUPPLEMENTAL INDENTURE (the “Second Supplemental Indenture”) dated as of May 13, 2009 between HASBRO, INC., a Rhode Island corporation (the “Company”), and THE BANK OF NOVA SCOTIA TRUST COMPANY OF NEW YORK, as trustee (the “Trustee”).
RECITALS
          WHEREAS, the Company and the Trustee have heretofore executed and delivered to the Trustee an Indenture dated March 15, 2000 (the “Original Indenture”, and together with the First Supplemental Indenture dated September 17, 2007 and this Second Supplemental Indenture, the “Indenture”) to provide for the issuance of the Company’s debt securities in one or more series;
          WHEREAS, Sections 2.01, 3.01 and 9.01 of the Original Indenture provide, among other things, that the Company and the Trustee may, without the consent of Holders, enter into indentures supplemental to the Original Indenture to provide for specific terms applicable to any series of notes and to add to the covenants of the Company for the benefit of the Holders of each series of notes (and if such covenants are to be for the benefit of less than all series of notes, stating that such covenants are expressly being included solely for the benefit of such series);
          WHEREAS, the Company desires to provide for the issuance of a new series of debt securities to be designated as the “6.125% Notes due 2014” (the “Notes”), and to set forth the terms that will be applicable thereto and the forms thereof; and
          WHEREAS, all action on the part of the Company necessary to make this Second Supplemental Indenture a valid agreement of the Company and to authorize the issuance of the Notes under the Original Indenture (as supplemented hereby) has been duly taken;
          NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the sufficiency and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I
APPLICATION OF SECOND SUPPLEMENTAL INDENTURE
AND CREATION OF NOTES
     Section 1.01 Application of this Second Supplemental Indenture.
          Notwithstanding any other provision of this Second Supplemental Indenture, the provisions of this Second Supplemental Indenture, including the covenants set forth herein, are expressly and solely for the benefit of the Notes.
     Section 1.02 Effect of Second Supplemental Indenture.

          With respect to the Notes only, the Original Indenture shall be supplemented pursuant to Sections 2.01, 3.01 and 9.01 thereof to establish the terms of the Notes as set forth in this Second Supplemental Indenture, including as follows:
(a)	the definitions set forth in Article One of the Original Indenture shall be modified to the extent provided in Article II of this Second Supplemental Indenture;

(b)	the forms and terms of the securities representing the Notes required to be established pursuant to Sections 2.01 and 3.01 of the Original Indenture shall be established in accordance with Sections 1.03, 1.04, 1.05, 1.06, 1.07 and 1.08 of this Second Supplemental Indenture; and

(c)	the provisions of Article Ten of the Original Indenture regarding certain covenants of the Company shall be supplemented and amended by the provisions of Article IV of this Second Supplemental Indenture.
     Section 1.03 Designation and Amount of Notes.
          The Notes shall be known and designated as the “6.125% Notes due 2014.” The initial maximum aggregate principal amount of the Notes that may be authenticated and delivered under this Second Supplemental Indenture shall not exceed $425,000,000 except for Notes authenticated and delivered upon registration or transfer of, or in exchange for, or in lieu of, Notes pursuant to Sections 2.02, 3.04, 3.05, 3.06 or 9.05 of the Original Indenture (unless the issue of this series of Notes is “reopened” by issuing additional Notes of such series (the “Additional Notes”)), in an amount or amounts and registered in the names of such Persons as shall be set forth in any written order of the Company for the authentication and delivery of the Notes pursuant to Section 3.03 of the Original Indenture.
     Section 1.04 Terms; Form of Security.
          The Notes shall constitute one series for purposes of the Original Indenture and this Second Supplemental Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Company shall issue any Additional Notes by adopting a Board Resolution in the manner set forth in Section 3.01 of the Original Indenture providing for the terms of such issuance. Notwithstanding the foregoing, the Notes are issuable in fully registered form as a global Security (unless otherwise permitted by Section 2.03 of the Original Indenture) without coupons and shall be in substantially the form of Exhibit A hereto. Upon request by the Depository, within 14 days after the occurrence of any Event of Default specified in Section 6.01 of the Original Indenture, the Company shall execute, and the Trustee upon receipt of a Company Order shall authenticate and deliver, in exchange for the Notes in global form, the Notes in certificated form in authorized denominations for an aggregate principal amount requested by the Depository up to the principal amount of the Notes in global form. The Notes are not issuable in bearer form. The terms and provisions contained in the form of Note shall constitute, and are hereby expressly made, a part of this Second Supplemental Indenture and the Company, by its execution and delivery of this Second Supplemental Indenture, expressly agrees to such terms and provisions and to be bound thereto. Any of the Notes may have such letters, numbers or other marks of identification and such notations, legends and endorsements as the officers executing the same may approve (execution thereof to be conclusive evidence of such approval) and are not inconsistent with the provisions of the Indenture (and which do not affect the rights, duties or immunities of the Trustee), or as may be required to comply with any law or with any rule or regulation made pursuant thereto or with any rule or regulation of any securities exchange or automated quotation system on which the Notes may be listed.
     Section 1.05 Payment of Principal and Interest.
          (a) The Notes shall mature, and the principal of the Notes shall be due and payable in Dollars to the Holders thereof, together with all accrued and unpaid interest thereon, on May 15, 2014.
          (b) The Notes shall bear interest at 6.125% per annum from and including May 13, 2009 or from the most recent Interest Payment Date on which interest has been paid or provided for until the principal thereof becomes due and payable, and on any overdue principal and (to the extent that payment of such interest is enforceable under applicable law) on any overdue installment of interest at the same rate per annum. Interest shall be calculated on the basis of a 360-day year comprised of twelve 30-day months. Interest on the Notes shall be payable semi-annually in arrears in Dollars on May 15 and November 15 of each year, commencing on November 15, 2009 (each such date, an “Interest Payment Date” for the purposes of the Notes under this Second Supplemental Indenture). Payments of interest shall be made to the Person in whose name a Note (or predecessor Note) is registered (which shall initially be the Depositary) at the close of business on May 1 or November 1, as the case may be, next preceding such Interest Payment Date (each such date, a “Regular Record Date” for the purposes of the Notes under this Second Supplemental Indenture).
          (c) For so long as the Notes are represented in global form by one or more global Securities, all payments of principal and interest shall be made by the Company by wire transfer of immediately available funds in Dollars to the Depositary or its nominee, as the case may be, as the registered owner of the global Security representing such Notes. In the event that definitive Notes shall have been issued, all payments of principal and interest shall be made by the Company by wire transfer of immediately available funds in Dollars to the accounts of the registered Holders thereof; provided, that the Company may elect to make such payments at the office of the Paying Agent in The City of New York; and provided further, that the Company may at its option pay interest by check to the registered address of each Holder of a definitive Note.
          (d) The Notes shall trade in the Depositary’s Same-Day Funds Settlement System until Stated Maturity (or until they are subject to acceleration pursuant to Article VI of the Original Indenture) and secondary market trading activity in the Notes may be required by the Depositary to settle in immediately available funds.
          (e) The Notes are subject to redemption by the Company in whole or in part in the manner described herein.

          (f) The interest rate payable on the Notes will be subject to adjustments from time to time if any of Moody’s, S&P or Fitch downgrades (or subsequently upgrades) the debt rating assigned to the Notes, as set forth below.
          If the rating on the Notes from Moody’s, S&P or Fitch is a rating set forth in the immediately following table, the per annum interest rate on the Notes will increase from 6.125% by the percentage set forth opposite that rating:

Rating		Rating Agency
Level	Moody’s	S&P	Fitch	Percentage

1	Ba1	BB+	BB+	0.25%
2	Ba2	BB	BB	0.50%
3	Ba3	BB-	BB-	0.75%
4	B1 or below	B+ or below	B+ or below	1.00%
          If any of Moody’s, S&P or Fitch subsequently increases its rating with respect to the Notes to any of the threshold ratings set forth above, the per annum interest rate on such Notes will be decreased such that the per annum interest rate equals 6.125% plus the percentages applicable to the lowest two ratings levels of Moody’s, S&P and Fitch in effect immediately following the increase.
          In determining the increase or decrease, if any, the percentage applicable to the lowest two ratings levels of Moody’s, S&P and Fitch shall be used.
          Each adjustment required by any decrease or increase in a rating set forth above, whether occasioned by the action of Moody’s, S&P or Fitch, shall be made independent of any and all other adjustments. In no event shall (1) the per annum interest rate on the Notes be reduced below 6.125%, and (2) the total increase in the per annum interest rate on the Notes exceed 2.00% above 6.125%.
          If any of two of Moody’s, S&P or Fitch ceases to provide a rating of the Notes, any subsequent increase or decrease in the interest rate of the Notes necessitated by a reduction or increase in the rating by the agency continuing to provide the rating shall be twice the percentage set forth in the table above. No adjustments in the interest rate of the Notes shall be made solely as a result of Moody’s, S&P or Fitch ceasing to provide a rating. If all of Moody’s, S&P and Fitch cease to provide a rating of the Notes, the interest rate on the Notes will increase to, or remain at, as the case may be, 2.00% above the interest rate payable on the Notes on the date of their issuance.
          Any interest rate increase or decrease described above will take effect from the first day of the interest period during which a rating change requires an adjustment in the interest rate.
          The interest rates on the Notes will permanently cease to be subject to any adjustment described above (notwithstanding any subsequent decrease in the ratings by either or both rating agencies) if the Notes become rated A3, A- or A- or higher by any two of Moody’s, S&P and Fitch, respectively (or one of these ratings if only rated by one rating agency), with a stable or positive outlook by both such rating agencies (or only one rating agency, if only rated by one rating agency).
     Section 1.06 Ranking.
          The Notes shall be general unsecured obligations of the Company. The Notes shall rank pari passu in right of payment with all unsecured and unsubordinated indebtedness of the Company and senior in right of payment to all subordinated indebtedness of the Company.
     Section 1.07 Security Registrar and Paying Agent.
          The Company hereby initially appoints the Trustee as Paying Agent and Security Registrar for the Notes. The Company may change the Paying Agent and Security Registrar without prior notice to the Holders of the Notes, and the Company or any of its Subsidiaries may act as Paying Agent or Security Registrar.
     Section 1.08 Sinking Fund
          The Notes are not subject to any sinking fund.
ARTICLE II
DEFINITIONS AND INCORPORATION BY REFERENCE
     Section 2.01 Definitions.
          (a) All capitalized terms used herein and not otherwise defined below shall have the meanings ascribed thereto in the Original Indenture.
          (b) The following are definitions used in this Second Supplemental Indenture and to the extent that a term is defined both herein and in the Original Indenture, the definition in this Second Supplemental Indenture shall govern with respect to the Notes.
          “Below Investment Grade Rating Event” means the Notes are rated below Investment Grade by all the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if any of the Rating Agencies making the reduction in rating to which this definition would otherwise apply does not announce or publicly confirm or inform the Trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following:
          (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company’s properties or assets and those of the Company’s Subsidiaries taken as a whole to any “person” or “group” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), other than the Company or one of its Subsidiaries;
          (2) the adoption of a plan relating to the Company’s liquidation or dissolution;
          (3) the first day on which a majority of the members of the Company’s Board of Directors are not Continuing Directors; or
          (4) the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), other than the Company or one of its wholly-owned Subsidiaries, becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of the Company’s Voting Stock, measured by voting power rather than number of shares; provided that a merger shall not constitute a “change of control” under this definition if (i) the sole purpose of the merger is the Company’s reincorporation in another state and (ii) the Company’s shareholders and the number of shares of the Company’s Voting Stock, measured by voting power and number of shares, owned by each of them immediately before and immediately following such merger are identical.
          “Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.
          “Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term (as measured from the date of redemption) of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.
          “Comparable Treasury Price” means, with respect to any redemption date, (i) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations, or (iii) if only one Reference Treasury Dealer Quotation is received, such quotation.
          “Continuing Directors” means, as of any date of determination, any member of the Company’s Board of Directors who (1) was a member of such Board of Directors on the date of the issuance of the Notes; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director).
          “Fitch” means Fitch Ratings.
          “Investment Grade” means a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch), Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by the Company.
          “Moody’s” means Moody’s Investors Service, Inc.
          “Rating Agency” means (1) any Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Securities Exchange Act of 1934, as amended, selected by the Company as a replacement agency for Fitch, Moody’s or S&P, as the case may be.
          “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.
          “Quotation Agent” means any Reference Treasury Dealer appointed by the Company.
          “Reference Treasury Dealer” means (i) each of Banc of America Securities LLC and RBS Securities Inc. (or their respective affiliates that are Primary Treasury Dealers) and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company will substitute therefor another Primary Treasury Dealer, and (ii) any other Primary Treasury Dealer selected by the Company.
          “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.
          “Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

          “Voting Stock” means, with respect to any person, capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such person, even if the right so to vote has been suspended by the happening of such a contingency.
     Section 2.02 Other Definitions.

Term	Defined in Section

“Additional Notes”	1.03

“Company”	Introduction

“Original Indenture”	Recitals

“Indenture”	Recitals

“Interest Payment Date”	1.05(b)

“Notes”	Recitals

“Regular Record Date”	1.05(b)

“Second Supplemental Indenture”	Introduction

“Trustee”	Introduction
ARTICLE III
REDEMPTION
     Section 3.01 Optional Redemption.
          (a) The Notes will be redeemable, in whole at any time or in part from time to time, at the Company’s option at a redemption price equal to the greater of:
(i)	100% of the principal amount of the Notes to be redeemed; and

(ii)	the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus 50 basis points, plus, in each case, accrued and unpaid interest thereon to the date of redemption. Notwithstanding the foregoing, installments of interest on Notes that are due and payable on Interest Payment Dates falling on or prior to a redemption date will be payable on the Interest

Payment Date to the registered Holders as of the close of business on the Regular Record Date according to the Notes and the Indenture.
          (b) Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder of the Notes to be redeemed by the Company or by the Trustee on the Company’s behalf; provided that notice of redemption may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Notes. Unless the Company defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption. If less than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected by lot by The Depository Trust Company, in the case of Notes represented by a global Security, or by the Trustee by a method the Trustee deems to be fair and appropriate, in the case of Notes that are not represented by a global Security.
ARTICLE IV
CHANGE OF CONTROL
     Section 4.01 Change of Control.
          (a) If a Change of Control Repurchase Event occurs, unless the Company has exercised its right to redeem the Notes, the Company will make an offer to each Holder of Notes to repurchase all or any part (in integral multiples of $1,000) of that Holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to the date of purchase. Within 30 days following any Change of Control Repurchase Event or, at the Company’s option, prior to any Change of Control, but after the public announcement of an impending Change of Control, the Company will mail a notice to each Holder, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase Notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.
          (b) The Company will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended, and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Notes, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Repurchase Event provisions of the Notes by virtue of such conflict.
          (c) On the Change of Control Repurchase Event payment date, the Company will, to the extent lawful:

(i)	accept for payment all Notes or portions of Notes (in integral multiples of $1,000) properly tendered pursuant to the Company’s offer;

(ii)	deposit with the Paying Agent an amount equal to the aggregate purchase price in respect of all Notes or portions of Notes properly tendered; and

(iii)	deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an Officers’ Certificate stating the aggregate principal amount of Notes being purchased by the Company.
          (d) The Paying Agent will promptly mail to each Holder of Notes properly tendered the purchase price for the Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of any Notes surrendered; provided, that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 above that amount.
          (e) The Company will not be required to make an offer to repurchase the Notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer.
ARTICLE V
MISCELLANEOUS
Section 5.01 Trust Indenture Act Controls.
          If any provision of this Second Supplemental Indenture limits, qualifies or conflicts with another provision that is required or deemed to be included in this Second Supplemental Indenture by the Trust Indenture Act, the required or deemed provision shall control.
Section 5.02 Notices.
          Any notice or communication shall be in writing and delivered in person or mailed by first-class mail or sent by facsimile (with a hard copy delivered in person or by mail promptly thereafter) and addressed as follows:
if to the Company:
Hasbro, Inc.
1011 Newport Avenue
Pawtucket, Rhode Island 02862
Attention: Chief Legal Officer and Corporate Secretary
Facsimile: (401) 729-7122

with a copy to:
Ropes & Gray LLP
One International Place
Boston, Massachusetts 02110
Attention: Julie Jones
Facsimile: (617) 951-7050
if to the Trustee:
The Bank of Nova Scotia Trust Company of New York
One Liberty Plaza
New York, New York 10006
Attention: Corporate Trust Administration
Facsimile: (212) 225-5436
The Company or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.
     Section 5.03 Governing Law.
          THIS SECOND SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
     Section 5.04 No Personal Liability of Directors, etc.
          None of the Company’s directors, officers, employees, incorporators or stockholders, as such, shall have any liability for any of the Company’s obligations under the Notes, the Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.
     Section 5.05 Successors.
          All agreements of the Company in the Indenture and the Notes shall bind its successors. All agreements of the Trustee in the Indenture shall bind its successors.
     Section 5.06 Multiple Originals.
          The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Second Supplemental Indenture.
     Section 5.07 Table of Contents; Headings.

          The table of contents and headings of the Articles and Sections of this Second Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.
     Section 5.08 Not Responsible for Recitals or Issuance of Notes.
          The recitals contained herein and in the Notes, except the Trustee’s certificates of authentication, shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation as to the validity or sufficiency of this Second Supplemental Indenture or of the Notes. The Trustee shall not be accountable for the Company’s use of the proceeds from the Notes or for monies paid over to the Company pursuant to this Second Supplemental Indenture.
     Section 5.09 Adoption, Ratification and Confirmation.
          The Original Indenture, as supplemented and amended by the First Supplemental Indenture, and this Second Supplemental Indenture is in all respects hereby adopted, ratified and confirmed.

     IN WITNESS WHEREOF, the parties have caused this Second Supplemental Indenture to be duly executed as of the date first written above.

HASBRO, INC.
By:	/s/ David D.R. Hargreaves
	Name:	David D.R. Hargreaves
	Title:	Chief Operating Officer and Chief Financial Officer

THE BANK OF NOVA SCOTIA TRUST COMPANY OF NEW YORK, as Trustee
By:	/s/ Warren A. Goshine
	Name:	Warren A. Goshine
	Title:	Vice President

EXHIBIT A
UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN CERTIFICATED FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.
CUSIP: 418056 AR8
ISSUE DATE: May 13, 2009
HASBRO, INC.
6.125% NOTES DUE 2014

$425,000,000	No.: R-1
          Hasbro Inc., a Rhode Island corporation (herein called the “Company”), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of FOUR HUNDRED TWENTY-FIVE MILLION DOLLARS ($425,000,000) or such other principal amount as shall be set forth on Schedule I hereto on May 15, 2014 and to pay interest thereon at the rate of 6.125%, or as may be adjusted pursuant to the terms hereof, per annum from May 13, 2009 or from the most recent interest payment date to which interest has been paid or duly provided for, on May 15 and November 15 of each year, commencing November 15, 2009 (each an “Interest Payment Date”), until the principal hereof is paid or made available for payment.
          The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, except as provided in the Indenture hereinafter referred to, be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which will be the May 1 and November 1, as the case may be, immediately preceding each Interest Payment Date. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and either may be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such defaulted interest to be fixed by the Trustee, notice whereof shall be given to the Holders not less than ten days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more fully provided in the Indenture. Payment of the principal of and interest on this Note will be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. Payments of principal and interest at maturity will be made against presentation of this Note at the principal corporate trust office of the Trustee in New York, New York (the “Corporate Trust Office”) (or such other office as may be established pursuant to the Indenture), by check or wire transfer.
          All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Indenture dated as of March 15, 2000 (the “Original Indenture”, and as supplemented by the Second Supplemental Indenture dated as of May 13, 2009, the “Indenture”), between the Company and The Bank of Nova Scotia Trust Company of New York as trustee (herein called the “Trustee,” which term includes any successor Trustee under the Indenture).
          Reference is hereby made to the further provisions of this Note set forth on the reverse side hereof, which further provisions shall for all purposes have the same effect as though fully set forth at this place.
          Unless the certificate of authentication hereon has been executed by the Trustee under the Indenture referred to on the reverse hereof by the manual signature of one of its authorized officers, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

          IN WITNESS WHEREOF, the Company has caused this Note to be signed in its name by the manual or facsimile signature of its President and Chief Executive Officer, under its corporate seal reproduced hereon and attested by the manual or facsimile signature of its Assistant Secretary.
Date: May __, 2009

HASBRO, INC.
By:
	Name:	Brian Goldner
	Title:	President and Chief Executive Officer

ATTEST:

Name: Tarrant L. Sibley
Title: Assistant Secretary
Trustee’s Certificate of Authentication
     This is one of the Notes described in the Indenture.
Dated: May __, 2009

THE BANK OF NOVA SCOTIA TRUST COMPANY OF NEW YORK, as Trustee
By:
Authorized Signatory:

(Reverse of Note)
HASBRO, INC.
6.125% NOTES DUE 2014
     1. Interest. The Company promises to pay interest on the principal amount of this Note at the rate per annum shown above, as may be adjusted as set forth below. The Company will pay interest semiannually on May 15 and November 15 of each year, beginning November 15, 2009. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid from May 13, 2009; provided, that, if there is no existing Event of Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such Interest Payment Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.
     The interest rate payable on the Notes will be subject to adjustments from time to time if any of Moody’s, S&P or Fitch downgrades (or subsequently upgrades) the debt rating assigned to the Notes, as set forth below.
     If the rating on the Notes from Moody’s, S&P or Fitch is a rating set forth in the immediately following table, the per annum interest rate on the Notes will increase from 6.125% by the percentage set forth opposite that rating:

Rating		Rating Agency
Level	Moody’s	S&P	Fitch	Percentage

1	Ba1	BB+	BB+	0.25%
2	Ba2	BB	BB	0.50%
3	Ba3	BB-	BB-	0.75%
4	B1 or below	B+ or below	B+ or below	1.00%
     If any of Moody’s, S&P or Fitch subsequently increases its rating with respect to the Notes to any of the threshold ratings set forth above, the per annum interest rate on such Notes will be decreased such that the per annum interest rate equals 6.125% plus the percentages applicable to the lowest two ratings levels of Moody’s, S&P and Fitch in effect immediately following the increase.
     In determining the increase or decrease, if any, the percentage applicable to the lowest two ratings levels of Moody’s, S&P and Fitch shall be used.
     Each adjustment required by any decrease or increase in a rating set forth above, whether occasioned by the action of Moody’s, S&P or Fitch, shall be made independent of any and all other adjustments. In no event shall (1) the per annum interest rate on the Notes be reduced below 6.125%, and (2) the total increase in the per annum interest rate on the Notes exceed 2.00% above 6.125%.
     If any of two of Moody’s, S&P or Fitch ceases to provide a rating of the Notes, any subsequent increase or decrease in the interest rate of the Notes necessitated by a reduction or increase in the rating by the agency continuing to provide the rating shall be twice the percentage set forth in the table above. No adjustments in the interest rate of the Notes shall be made solely as a result of Moody’s, S&P or Fitch ceasing to provide a rating. If all of Moody’s, S&P and Fitch cease to provide a rating of the Notes, the interest rate on the Notes will increase to, or remain at, as the case may be, 2.00% above the interest rate payable on the Notes on the date of their issuance.
     Any interest rate increase or decrease described above will take effect from the first day of the interest period during which a rating change requires an adjustment in the interest rate.
          The interest rates on the Notes will permanently cease to be subject to any adjustment described above (notwithstanding any subsequent decrease in the ratings by either or both rating agencies) if the Notes become rated A3, A- or A- or higher by any two of Moody’s, S&P and Fitch, respectively (or one of these ratings if only rated by one rating agency), with a stable or positive outlook by both such rating agencies or (only one rating agency, if only rated by one rating agency).
          “Fitch” means Fitch Ratings.
          “Moody’s” means Moody’s Investors Service, Inc.
          “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.
          2. Method of Payment. The Company will pay interest on the Notes (except defaulted interest) to the Persons who are the registered Holders of the Notes at the close of business on the May 1 or November 1 next preceding the Interest Payment Date. The Company will pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts.
          3. Registrar and Agents. Initially, The Bank of Nova Scotia Trust Company of New York will act as Registrar, Paying Agent and agent for service of notices and demands. The Company or any of its Subsidiaries may act as Paying Agent. The address of The Bank of Nova Scotia Trust Company of New York is One Liberty Plaza, 23rd Floor, New York, New York 10006.
          4. Indenture; Limitations. The Company issued the Notes under the Indenture dated as of March 15, 2000 (the “Original Indenture”, and as supplemented by the Second Supplemental Indenture dated as of May 13, 2009, the “Indenture”), between the Company and The Bank of Nova Scotia Trust Company of New York, as trustee (in such capacity, the “Trustee”). Capitalized terms herein are used as defined in the Indenture unless otherwise defined herein. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended, 15 U.S.C. ss.ss. 77aaa-77bbbb (the “TIA”), as in effect on the date of the Indenture. The Notes are subject to all such terms, and the Holders of the Notes are referred to the Indenture and the TIA for a statement of them.
          The Notes are senior unsecured obligations of the Company ranking pari passu with all other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. The Indenture imposes certain limitations on the ability of the Company to, among other things, merge or consolidate with any other Person and sell, lease, transfer or otherwise dispose of all or substantially all of its properties or assets or to engage in Sale and Leaseback Transactions.
          5. Optional Redemption by the Company. The Notes will be redeemable, in whole at any time or in part from time to time, at the Company’s option at a redemption price equal to the greater of:
(i)	100% of the principal amount of the Notes to be redeemed; and

(ii)	the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus 50 basis points, plus, in each case, accrued and unpaid interest thereon to the date of redemption. Notwithstanding the foregoing, installments of interest on Notes that are due and payable on Interest Payment Dates falling on or prior to a redemption date will be payable on the Interest Payment Date to the registered Holders as of the close of business on the Regular Record Date according to the Notes and the Indenture.
          Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder of the Notes to be redeemed by the Company or by the Trustee on the Company’s behalf; provided that notice of redemption may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Notes. Unless the Company defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption. If less than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected by lot by The Depository Trust Company, in the case of Notes represented by a global Security, or by the Trustee by a method the Trustee deems to be fair and appropriate, in the case of Notes that are not represented by a global Security.
          “Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term (as measured from the date of redemption) of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

          “Comparable Treasury Price” means, with respect to any redemption date, (i) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations, or (iii) if only one Reference Treasury Dealer Quotation is received, such quotation.
          “Quotation Agent” means any Reference Treasury Dealer appointed by the Company.
          “Reference Treasury Dealer” means (i) each of Banc of America Securities LLC and RBS Securities Inc. (or their respective affiliates that are Primary Treasury Dealers) and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company will substitute therefor another Primary Treasury Dealer, and (ii) any other Primary Treasury Dealer selected by the Company.
          “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.
          “Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.
          6. Change of Control Repurchase Event. If a Change of Control Repurchase Event occurs, unless the Company has exercised its right to redeem the Notes, the Company will make an offer to each holder of Notes to repurchase all or any part (in integral multiples of $1,000) of that Holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to the date of purchase. Within 30 days following any Change of Control Repurchase Event or, at the Company’s option, prior to any Change of Control, but after the public announcement of an impending Change of Control, the Company will mail a notice to each holder, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase Notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.
          The Company will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended, and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the

Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Notes, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Repurchase Event provisions of the Notes by virtue of such conflict.
          On the Change of Control Repurchase Event payment date, the Company will, to the extent lawful:
(i)	accept for payment all Notes or portions of Notes (in integral multiples of $1,000) properly tendered pursuant to the Company’s offer;

(ii)	deposit with the Paying Agent an amount equal to the aggregate purchase price in respect of all Notes or portions of Notes properly tendered; and

(iii)	deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an Officers’ Certificate stating the aggregate principal amount of Notes being purchased by the Company.
          The Paying Agent will promptly mail to each Holder of Notes properly tendered the purchase price for the Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of any Notes surrendered; provided, that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 above that amount.
          The Company will not be required to make an offer to repurchase the Notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer.
          “Below Investment Grade Rating Event” means the Notes are rated below Investment Grade by all the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if any of the Rating Agencies making the reduction in rating to which this definition would otherwise apply does not announce or publicly confirm or inform the Trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

          “Change of Control” means the occurrence of any of the following:
     (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company’s properties or assets and those of the Company’s Subsidiaries taken as a whole to any “person” or “group” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), other than the Company or one of its Subsidiaries;
     (2) the adoption of a plan relating to the Company’s liquidation or dissolution;
     (3) the first day on which a majority of the members of the Company’s Board of Directors are not Continuing Directors; or
     (4) the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), other than the Company or one of its wholly-owned Subsidiaries, becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of the Company’s Voting Stock, measured by voting power rather than number of shares; provided that a merger shall not constitute a “change of control” under this definition if (i) the sole purpose of the merger is the Company’s reincorporation in another state and (ii) the Company’s shareholders and the number of shares of the Company’s Voting Stock, measured by voting power and number of shares, owned by each of them immediately before and immediately following such merger are identical.
          “Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.
          “Investment Grade” means a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch), Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by the Company.
          “Voting Stock” means, with respect to any person, capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such person, even if the right so to vote has been suspended by the happening of such a contingency.
          7. Convertibilty. The Notes are not Convertible Debt Securities.
          8. Sinking Fund. The Notes are not subject to any sinking fund.

          9. Governing Law. The Notes and the Indenture shall be deemed to be contracts made under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said state.
          10. Discharge Prior to Maturity. The Company may elect under certain conditions either (A) to defease and be discharged from any and all obligations with respect to the Notes (except as otherwise provided in the Indenture) (“defeasance”) or (B) with respect to such Notes, to be released from its obligations with respect to such Notes relating to restrictions on secured debt and restrictions on Sale and Leaseback Transactions, pursuant to Sections 10.09 and 10.10 of the Original Indenture, respectively, (“covenant defeasance”), upon the irrevocable deposit with the Trustee, in trust for such purpose, of money, and/or U.S. Government Obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of and interest, if any, on such Notes on the scheduled due dates therefor. Such a trust may only be established if, among other things, the Company has delivered to the Trustee an Opinion of Counsel to the effect that (i) the Holders of such Notes will not recognize income, gain or loss, for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred (such opinion, in the case of defeasance under clause (A) above, must refer to and be based upon a ruling of the Internal Revenue Service) and (ii) if the deposit referred to above shall include U.S. Government Obligations, such deposit shall not result in the Company, the Trustee or such trust being regulated as an “investment company,” under the Investment Company Act of 1940, as amended.
          11. Denominations, Transfer, Exchange. The Notes shall be known and designated as the “6.125% Notes due 2014.” The initial maximum aggregate principal amount of the Notes that may be authenticated and delivered under the Second Supplemental Indenture shall not exceed $425,000,000 except for Notes authenticated and delivered upon registration or transfer of, or in exchange for, or in lieu of, Notes pursuant to Sections 2.02, 3.04, 3.05, 3.06 or 9.05 of the Original Indenture (unless the issue of this series of Notes is “reopened” by issuing additional Notes of such series (the “Additional Notes”)), in an amount or amounts and registered in the names of such Persons as shall be set forth in any written order of the Company for the authentication and delivery of the Notes pursuant to Section 3.03 of the Original Indenture. The Notes are issuable in registered form without coupons in denominations of $2,000 principal amount and integral multiples of $1,000 thereof. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture.
          12. Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.
          13. Amendment and Waiver. Subject to certain exceptions, without notice to the Holders of the Notes, the Indenture or the Notes may be amended with the consent of (i) the Holders of not less than a majority in principal amount of the Outstanding Securities, or (ii) in case less than all of the several series of Outstanding Securities are affected by such amendment, the Holders of not less than a majority in principal amount of each series so affected voting as a single class; and any existing default or compliance with any provision may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Without the consent of or notice to any Holder of Notes, the Company may amend the Indenture or the Notes to, among other things, cure any ambiguity, to correct or supplement any provision of the Indenture which may be defective or inconsistent with any other provision of the Indenture, or make any other provisions with respect to matters or questions arising under the Indenture, provided that such other provision does not adversely affect the interests of the Holders in any material respect.
          14. Defaults and Remedies. If an Event of Default, as defined in the Indenture, occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of Notes may declare all the Notes to be due and payable immediately in the manner and with the effect provided in the Indenture. Holders of Notes may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may require indemnity satisfactory to it, subject to the provisions of the TIA, before it enforces the Indenture or the Notes. Subject to certain limitations, Holders of a majority in principal amount of the Notes then outstanding may direct the Trustee in writing in its exercise of any trust or power with respect to the Notes.
          15. Trustee Dealings with the Company. The Bank of Nova Scotia Trust Company of New York, the Trustee under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not Trustee.
          16. No Recourse Against Others. No stockholder, director, officer or incorporator, as such, past, present or future, of the Company or any successor corporation or trust shall have any liability for any obligation of the Company under the Notes or the Indenture or for any claim based on, in respect of or by reason of, such obligations or their creation. Each Holder of a Note by accepting a Note waives and releases all such liability. This waiver and release are part of the consideration for the issuance of the Notes.
          17. Authentication. This Note shall not be valid until the Trustee signs the certificate of authentication on the other side of this Note.
          18. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with rights of survivorship and not as tenants in common), CUST (= Custodian), AND U/G/M/A (= Uniform Gifts to Minors Act).
          The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to: Hasbro, Inc. 1027 Newport Avenue, Pawtucket, Rhode Island 02862, Attention: General Counsel.

ASSIGNMENT FORM
FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto
PLEASE INSERT SOCIAL SECURITY OR
OTHER IDENTIFYING NUMBER OF ASSIGNEE

PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS INCLUDING POSTAL ZIP CODE OF ASSIGNEE

the within Note and all rights thereunder, hereby irrevocably constituting and appointing                                                               attorney to transfer said Note on the books of the Company, with full power of substitution in the premises.
Dated:
Signature:
NOTICE:	THE SIGNATURE TO THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE WITHIN INSTRUMENT IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATEVER.
Signature Guarantee:
SIGNATURE GUARANTEE
          Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Schedule I
SCHEDULE OF TRANSFERS AND EXCHANGES
     The following increases or decreases in Principal Amount of this Global Security have been made:

			Principal Amount of	Signature of
	Amount of Decrease	Amount of Increase	this Global	Authorized
	in Principal Amount	in Principal Amount	Security following	Signatory of
	of this Global	of this Global	such Decrease or	trustee or
Date of Exchange	Security	Security	Increase	Custodian